PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated April 15, 2024)	Registration No. 333-276741

Up to 13,232,500 Common Stock Units

Each Common Stock Unit Consisting of One Share of Common Stock

One Series A Warrant to Purchase One Share of Common Stock

One Series B Warrant to Purchase One Series B Unit

Each Series B Unit Consisting of One Share of Common Stock

One Series B-1 Warrant to Purchase One Share of Common Stock

One Series C Warrant to Purchase One Series C Unit

Each Series C Unit Consisting of One Share of Common Stock

One Series C-1 Warrant to Purchase One Share of Common Stock

Up to 66,162,500 Shares of Common Stock Underlying the Series A Warrants, Series B Warrants, Series B-1 Warrants, Series C Warrants and Series C-1 Warrants

and

Up to 1,965,000 PFW Units

Each PFW Unit Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock

One Series A Warrant to Purchase One Share of Common Stock

One Series B Warrant to Purchase One Series B Unit

Each Series B Unit Consisting of One Share of Common Stock

One Series B-1 Warrant to Purchase One Share of Common Stock

One Series C Warrant to Purchase One Series C Unit

Each Series C Unit Consisting of One Share of Common Stock

One Series C-1 Warrant to Purchase One Share of Common Stock

Up to 11,790,000 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants, Series B Warrants, Series B-1 Warrants, Series C Warrants and Series C-1 Warrants

and

759,875 Placement Agent Warrants to purchase up to 759,875 Shares of Common Stock

759,875 Shares of Common Stock Issuable Upon Exercise of Placement Agent Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 15, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276741). This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the SEC on May 31, 2024 and June 4, 2024 (the “Form 8-Ks”). Accordingly, the Form 8-Ks are set forth below. Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

As of June 4, 2024, there were 64,191,136 shares of common stock outstanding. (excluding 18,000,000 non-voting common stock held in escrow). Our common stock and Public Warrants are listed on the NYSE American under the symbols “CLDI” and “CLDI WS,” respectively. On June 4, 2024, the closing price of our common stock was $0.204 per share and the closing price of our Public Warrant was $0.063 per warrant, respectively.

Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 18 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2024

Calidi Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Dr., Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 794-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered

Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Redeemable warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	CLDIWS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2024, Calidi Biotherapeutics, Inc., (“we,” “our,” or the “Company”) entered into an inducement offer letter agreement (the “Inducement Letter”) with 9 holders (each, a “Holder”) of our existing Series B unit purchase warrants (“Series B Warrants”) and Series C unit purchase warrants (“Series C Warrants” and together with the Series B Warrants, the “Existing Warrants”), which warrants were originally issued on April 18, 2024 and had an exercise price of $0.60. Pursuant to the Inducement Letter, such warrant holders immediately exercised some or all of their respective outstanding Series B Warrants and C Warrants to purchase up to an aggregate of 10,698,000 shares of the Company’s common stock, Series B-1 common stock purchase warrants (“Series B-1 Warrants”) to purchase up to 2,673,000 shares of common stock and Series C-1 common stock purchase warrants (“Series C-1 Warrants” and together with the Series B-1 Warrants, the “Series Warrants”) to purchase up to 8,025,000 shares of common stock, at a reduced exercise price of $0.20. The Series Warrants are exercisable for term of 5 years from the initial exercise date at a reduced exercise price of $0.20. The gross proceeds to the Company from the exercise of the Existing Warrants are expected to be approximately $2.1 million in cash, prior to deducting placement agent fees and estimated offering expenses.

In consideration for the immediate exercise of some or all of the Existing Warrants for cash, the Company agreed to issue unregistered new Series D common stock purchase warrants (“New Series D Warrants”) to purchase up to 10,698,000 shares of common stock. The New Series D Warrants will have an exercise price of $0.30 per share, will be initially exercisable upon receipt of stockholder approvals as may be required by the rules of the NYSE American and will have a term of 66 months from the issuance date. The terms of the New Series D Warrants are substantially the same as the Series Warrants, with the exception of the difference in exercise period and exercise price.

We engaged Ladenburg Thalmann & Co, Inc. (“Ladenburg”) to provide exclusive financial services in connection with the transactions summarized above and we have agreed to pay Ladenburg a fee equal to 8.0% of the aggregate gross proceeds received from the holder’s exercise of their Existing Warrants. In addition, we have also agreed to reimburse Ladenburg for its accountable legal expenses in connection with the exercise of the Existing Warrants and the issuance of the New Series D Warrants and pay Ladenburg a management fee of 1% of the aggregate gross proceeds received from the holder’s exercise of their Existing Warrants. The issuance of the New Series D Warrants is expected to occur on June 3, 2024 (the “Closing Date”), subject to satisfaction of customary closing conditions. We expect to use the net proceeds from these transactions for general corporate purposes.

The shares of our common stock underlying the Series B Warrants, Series C Warrants and the Series Warrants have been registered pursuant to an existing registration statement on Form S-1, as amended (File No.: 333-276741) declared effective by the Securities and Exchange Commission (the “SEC”) on April 15, 2024.

Pursuant to the Inducement Letter, we also agreed to file a registration statement on Form S-1 providing for the resale of the common stock issuable upon the exercise of the New Series D Warrants (the “Resale Registration Statement”), within 6 months of the Closing Date, and to use its best efforts to have such Resale Registration Statement declared effective by the SEC and to keep the Resale Registration Statement effective at all times until no holder of the New Series D Warrants owns any New Series D Warrants or common stock underlying the New Series D Warrants.

In addition, we have also agreed not to (a)(i) for 30 days following the Closing Date, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than the prospectus or the filing a registration statement on Form S-8 in connection with any employee compensation plan, subject to exceptions; and (b) enter into variable rate financing for a period of for the 6 months following the Closing Date, subject to exceptions.

The forms of the New Series D Warrants and Inducement Letter are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the terms of the New Series D Warrants, and Inducement Letter are not intended to be complete and are qualified in its entirety by reference to such exhibits. The Inducement Letter contains customary representations, warranties and covenants by us which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the New Series D Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

The New Series D Warrants will be issued pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2) and Regulation D issued thereunder. Neither the issuance of the New Series D Warrants nor the common stock issuable upon exercise of the New Series D Warrants have been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy our securities.

Item 7.01 Regulation FD Disclosure.

On May 31, 2024, the Company issued a press release announcing the transactions described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information reported under Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, is being “furnished” and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of New Warrant
10.1	Form of Inducement Letter
99.1	Press Release dated May 31, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calidi Biotherapeutics, Inc.
Dated: May 31, 2024
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2024

Calidi Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Dr., Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 794-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered

Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Redeemable warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	CLDIWS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Calidi Biotherapeutics, Inc., (“we,” “our,” or the “Company”) entered into an inducement offer letter agreement, dated May 31, 2024 (the “Inducement Letter”) with 9 holders (each, a “Holder”) of our existing Series B unit purchase warrants (“Series B Warrants”) and Series C unit purchase warrants (“Series C Warrants” and together with the Series B Warrants, the “Existing Warrants”). Pursuant to the Inducement Letter, in consideration for the immediate exercise of some or all of the Existing Warrants for cash, the Company agreed to issue unregistered new Series D common stock purchase warrants (“New Series D Warrants”) to purchase up to 10,698,000 shares of common stock, with an exercise price of $0.30 per share, initially exercisable upon receipt of stockholder approvals as may be required by the rules of the NYSE American and will have a term of 66 months from the issuance date.

We engaged Ladenburg Thalmann & Co, Inc. (“Ladenburg”) to provide exclusive financial services in connection with the transactions summarized above. We agreed (i) to pay Ladenburg a fee equal to 8.0% of the aggregate gross proceeds received from the holder’s exercise of their Existing Warrants, (ii) to reimburse Ladenburg for its accountable legal expenses in connection with the exercise of the Existing Warrants and the issuance of the New Series D Warrants, (iii) to pay Ladenburg a management fee of 1% of the aggregate gross proceeds received from the holder’s exercise of their Existing Warrants, and (iv) to issue to Ladenburg or its designees, warrants to purchase up to 534,900 shares of common stock, or 5.0% of the aggregate number of shares of Common Stock underlying the New Series D Warrants (the “PA Warrants”). The PA Warrants have the same terms as the New Series D Warrants, except that the PA Warrants have an exercise price of $0.375 per share and a term of 5 years from the issuance date.

The transactions described above closed on June 3, 2024. We expect to use the net proceeds from these transactions to advance our clinical and pre-clinical programs and for continuing operating expenses and working capital.

The forms of the New Series D Warrants and Inducement Letter were previously filed as Exhibits 4.1 and 10.1, respectively, to our Current Report on Form 8-K filed on May 31, 2024, and incorporated herein by reference. The form of the PA Warrants is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the New Series D Warrants, Inducement Letter and PA Warrants are not intended to be complete and are qualified in its entirety by reference to such exhibits. The Inducement Letter contains customary representations, warranties and covenants by us which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the PA Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein. The PA Warrants will be issued pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2) and Regulation D issued thereunder. Neither the issuance of the PA Warrants nor the common stock issuable upon exercise of the PA Warrants have been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Placement Agent Warrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calidi Biotherapeutics, Inc.
Dated: June 4, 2024
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer

3